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EXHIBIT 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2006

May 1, 2006, Aurora, Ontario, Canada …… Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today reported its financial results for the first quarter ended March 31, 2006.

	Three Months Ended March 31,
	2006	2005(1)
	(unaudited)
Revenues(2)	$281,470	$245,682
Earnings before interest, taxes, depreciation and amortization ("EBITDA")(2)	$26,268	$11,811
Net income (loss)
Continuing operations	$2,212	$(4,683)
Discontinued operations	—	563

Total net income (loss)	$2,212	$(4,120)

Diluted earnings (loss) per share
Continuing operations	$0.02	$(0.05)
Discontinued operations	—	0.01

Total diluted earnings (loss) per share	$0.02	$(0.04)

All amounts are reported in U.S. dollars in thousands, except per share figures.

(1)
Results for the three months ended March 31, 2005 have been restated to reflect only continuing operations, reporting Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005, as discontinued operations.

(2)
Revenues and EBITDA for the three months ended March 31, 2005 are from continuing operations only.

In announcing these results, Frank Stronach, Chairman and Interim Chief Executive Officer of MEC, remarked: "While Q1 2006 has marked a return to profitability, we need to continue to execute on our Recapitalization Plan and strengthen our balance sheet. For the first time since the first quarter of 2004, we have had both earnings before interest, income taxes, depreciation and amortization and net income. This is our third consecutive quarter where EBITDA and net income have improved over the comparative prior year period. We are encouraged by these results and believe that we are beginning to see the benefits of our significant investments over the past several years in upgrading our facilities to become entertainment destinations, our pursuit of alternative gaming, and the realization of cost cutting initiatives to improve operating efficiencies. We have made continued progress on our Recapitalization Plan with some recent transactions and continue to focus on the disposal of other non-strategic assets with the goal of reducing debt. Our improving operations, strong asset base and additional financing alternatives should provide a basis for eliminating the going-concern issue that arises from our current financial position."

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

Our financial results for the first quarter of 2006 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. The comparative results for the first quarter of 2005 have been restated to reflect only continuing operations. Discontinued operations for the three months ended March 31, 2005 reflect the results of Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005.

Revenues were $281.5 million in the three months ended March 31, 2006, compared to $245.7 million in the three months ended March 31, 2005, an increase of $35.8 million or 14.6%. The increased revenues were primarily a result of:

  •
  Southern U.S. operations revenues above the prior year period by $14.3 million due to the opening of the casino facility at Remington Park in November 2005;

  •
  California operations revenues above the prior year period by $11.2 million, primarily due to the change in the racing calendar at Golden Gate Fields which resulted in 19 additional live race days in the first quarter of 2006 compared to the first quarter of 2005, and higher levels of handle and wagering at Santa Anita Park as a result of good weather in Southern California in January and February 2006 and focused marketing initiatives to attract patrons "back to the track". In the first quarter of 2005, Southern California experienced significant rainfall, which resulted in lower attendance and wagering during the 2005 live race meet;

  •
  Florida operations revenues above the prior year period by $5.7 million due to the opening of the new clubhouse facility at Gulfstream Park. The facility was sufficiently completed to open the meet on schedule on January 4, 2006, however construction continued through most of the first quarter of 2006, which affected results for the quarter. The 2005 race meet operated out of temporary facilities;

  •
  Maryland operations revenues above the prior year period by $3.2 million due to 15 additional live race days at Laurel Park in the first quarter of 2006 compared to the first quarter of 2005 and increased wagering on Laurel Park racing content as the new turf course at Laurel Park, which opened in the fall of 2005, has resulted in increased field sizes and export handle; and

  •
  European operations revenues above the prior year period by $1.1 million due to increased wagering revenues at MagnaBet™, our European account wagering platform.

EBITDA increased from $11.8 million in the three months ended March 31, 2005 to $26.3 million in the three months ended March 31, 2006, an increase of $14.5 million or 122.4%, primarily as a result of the same factors noted above and also due to a decrease of $2.8 million in predevelopment, pre-opening and other costs with decreased spending in the first quarter of 2006 related to the pursuit of alternative gaming compared to the comparative quarter in 2005.

Net income for the three months ended March 31, 2006 was $2.2 million, compared to a net loss of $4.1 million in the three months ended March 31, 2005. The increase in net income was due to EBITDA increases noted above, partially offset by increased interest expense on our Gulfstream Park and Remington Park project financings and bridge loan facility with our parent company, MI Developments Inc., and increased depreciation expense primarily as a result of the opening of the new clubhouse facility at Gulfstream Park in the quarter and the opening of the Remington Park casino facility in November 2005.

During the three months ended March 31, 2006, cash provided from operations before changes in non-cash working capital was $19.0 million, compared to $0.3 million in the three months ended March 31, 2005, primarily due to increased earnings in the current year period as well as an increase in items not involving current cash flows. Total cash used in investment activities during the three months ended March 31, 2006 was $25.5 million, which included real estate property and fixed asset additions of $32.6 million, partially offset by proceeds on the sale of real estate properties, fixed and other assets of $7.1 million. Total cash provided from financing activities in the three months ended March 31, 2006 was $32.8 million, which included $42.1 million of cash proceeds received from advances and long-term debt with our parent, partially offset by $9.3 million of repayments of long-term debt.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our first quarter results on Monday, May 1, 2006 at 2:00 p.m. New York time. The number to use for this call is 1-800-774-7358. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-641-6678. Frank Stronach, Chairman and Interim Chief Executive Officer of MEC will chair the conference call. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: our strategies and plans; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new racetracks or other developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analysis made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements.

Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended March 31,
	2006	2005
		(restated — note 4)
Revenues
Racing and gaming
Pari-mutuel wagering	$230,419	$213,975
Gaming	14,840	—
Non-wagering	30,792	25,807

	276,051	239,782

Real estate and other
Golf and other	5,419	5,900

	5,419	5,900

	281,470	245,682

Costs and expenses
Racing and gaming
Pari-mutuel purses, awards and other	145,544	134,824
Gaming taxes, purses and other	6,921	—
Operating costs	80,502	74,732
General and administrative	16,776	16,797

	249,743	226,353

Real estate and other
Operating costs	3,795	2,982
General and administrative	248	404

	4,043	3,386

Predevelopment, pre-opening and other costs	1,434	4,219
Depreciation and amortization	10,650	9,706
Interest expense, net	14,071	7,451
Equity income	(18)	(87)

	279,923	251,028

Income (loss) from continuing operations before income taxes	1,547	(5,346)
Income tax benefit	(665)	(663)

Net income (loss) from continuing operations	2,212	(4,683)
Net income from discontinued operations	—	563

Net income (loss)	2,212	(4,120)
Other comprehensive income (loss)
Foreign currency translation adjustment	1,687	(6,772)
Change in fair value of interest rate swap	74	389

Comprehensive income (loss)	$3,973	$(10,503)

Earnings (loss) per share for Class A Subordinate Voting Stock or Class B Stock:
Basic and Diluted
Continuing operations	$0.02	$(0.05)
Discontinued operations	—	0.01

Earnings (loss) per share	$0.02	$(0.04)

Average number of shares of Class A Subordinate Voting Stock or Class B Stock outstanding during the period (in thousands):
Basic	107,376	107,347
Diluted	138,261	107,347

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended March 31,
	2006	2005
		(restated — note 4)
Cash provided from (used for):
Operating activities
Net income (loss) from continuing operations	$2,212	$(4,683)
Items not involving current cash flows	16,813	4,975

	19,025	292
Changes in non-cash working capital balances	(22,271)	(13,748)

	(3,246)	(13,456)

Investing activities
Real estate property and fixed asset additions	(32,645)	(22,150)
Other asset (additions) disposals	93	(108)
Proceeds on disposal of real estate properties and fixed assets	1,437	1,610
Proceeds on real estate sold to a related party	5,578	—

	(25,537)	(20,648)

Financing activities
Decrease in bank indebtedness	—	(500)
Proceeds from advances and long-term debt with parent	42,133	11,430
Issuance of long-term debt	—	11,040
Repayment of long-term debt	(9,287)	(1,745)

	32,846	20,225

Effect of exchange rate changes on cash and cash equivalents	84	(914)

Net cash flows provided from (used for) continuing operations	4,147	(14,793)
Net cash flows provided from discontinued operations	—	1,514

Net increase (decrease) in cash and cash equivalents during the period	4,147	(13,279)
Cash and cash equivalents, beginning of period	50,882	60,005

Cash and cash equivalents, end of period	$55,029	$46,726

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS
(Refer to Note 1 — Going Concern)

(Unaudited)
(U.S. dollars and share amounts in thousands)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$55,029	$50,882
Restricted cash	43,309	24,776
Accounts receivable	77,833	51,918
Income taxes receivable	1,250	—
Prepaid expenses and other	15,742	7,591
Assets held for sale	79,453	79,312

	272,616	214,479

Real estate properties, net	970,747	960,449
Fixed assets, net	70,374	62,016
Racing licenses	109,868	109,868
Other assets, net	14,241	14,976
Future tax assets	52,710	52,457

	$1,490,556	$1,414,245

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$30,335	$30,260
Accounts payable	85,560	63,382
Accrued salaries and wages	10,455	8,254
Customer deposits	2,925	2,549
Other accrued liabilities	66,040	68,887
Income taxes payable	—	3,793
Long-term debt due within one year	56,967	38,033
Due to parent	86,928	72,060
Deferred revenue	18,561	8,846
Liabilities related to assets held for sale	26,940	27,737

	384,711	323,801

Long-term debt	156,129	182,830
Long-term debt due to parent	145,047	113,500
Convertible subordinated notes	220,619	220,347
Other long-term liabilities	12,747	12,872
Future tax liabilities	103,401	101,301

	1,022,654	954,651

Shareholders' equity:
Class A Subordinate Voting Stock (Issued: 2006 — 48,995; 2005 — 48,895)	318,785	318,105
Class B Stock (Issued: 2006 and 2005 — 58,466)	394,094	394,094
Contributed surplus	20,826	17,943
Other paid-in-capital	772	—
Deficit	(306,735)	(308,947)
Accumulated comprehensive income	40,160	38,399

	467,902	459,594

	$1,490,556	$1,414,245

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(all amounts in U.S. dollars unless otherwise noted and
all tabular amounts in thousands, except per share figures)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Going Concern

  These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company has a working capital deficiency of $112.1 million as at March 31, 2006. Accordingly, the Company's ability to continue as a going concern is in substantial doubt and is dependent on the Company generating cash flows that are adequate to sustain the operations of the business and maintain its obligations with respect to secured and unsecured creditors, neither of which is assured. On November 9, 2005, the Company announced that it had entered into a share purchase agreement with PA Meadows, LLC and a fund managed by Oaktree Capital Management, LLC (together, "Millenium-Oaktree") providing for the acquisition by Millenium-Oaktree of all of the outstanding shares of the Company's wholly-owned subsidiaries through which the Company currently owns and operates The Meadows, a standardbred racetrack in Pennsylvania. Subject to the termination provisions in the share purchase agreement, the sale is scheduled to close following receipt of approval from the Pennsylvania Harness Racing Commission, receipt by The Meadows of a Conditional Category 1 slot license pursuant to the Pennsylvania Race Horse Development and Gaming Act, and satisfaction of certain other customary closing conditions. Funds received on the closing of this transaction will be used to repay the Company's bridge loan with MI Developments Inc. ("MID"), which will mature on August 31, 2006, unless extended with the consent of both parties. Funds received on closing of the transaction will also be used to repay, in part, the Company's senior secured credit facility, which will mature on July 31, 2006, unless extended with the consent of both parties. At this time, the Company is uncertain as to the timing of the receipt of the slot license and the Pennsylvania Harness Racing Commission approval, which is largely dependent on the applicable Pennsylvania regulatory approval process, and will ultimately determine the closing date of the transaction. The Company expects the transaction to close during 2006, but is uncertain that closing will occur prior to the current maturity dates of the MID bridge loan and senior secured credit facility. The Company is considering alternatives with respect to these credit facilities, which may include refinancing or extension subject to agreement by the lenders. The Company is also continuing to pursue other funding sources in connection with the previously announced Recapitalization Plan, which may include further asset sales, partnerships and raising equity. However, the successful realization of these efforts is not determinable at this time. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2005.

  Seasonality

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. The Company's racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in revenue and operating results.

  Comparative Amounts

  Certain of the comparative amounts have been reclassified to reflect discontinued operations and changes in assets held for sale.

2.     ACCOUNTING CHANGE

  Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. No stock-based compensation expense was recognized in the accompanying unaudited consolidated statements of operations and comprehensive income (loss) related to stock options for the three months ended March 31, 2005 as all options granted had an exercise price no less than the fair market value of the Company's Class A Subordinate Voting Stock at the date of grant.

  Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) ("SFAS 123(R)"), Share-Based Payment, using the modified-prospective method. Under the modified-prospective method, compensation expense recognized in the three months ended March 31, 2006, includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for the three months ended March 31, 2005, have not been restated.

  The Company's income before income taxes and net income for the three months ended March 31, 2006 would have been $2.3 million and $3.0 million, respectively, if the Company had not adopted SFAS 123(R) on January 1, 2006 and continued to account for share-based compensation under APB Opinion No. 25 compared to reported income before income taxes and net income of $1.5 million and $2.2 million, respectively and basic and diluted earnings per share for the three months ended March 31, 2006 would have been $0.03, compared to reported basic and diluted earnings per share of $0.02. As a result of the adoption of SFAS 123(R), for the three months ended March 31, 2006, the Company recognized $0.8 million of stock-based compensation expense related to stock options which has been recorded on the accompanying unaudited consolidated balance sheets as "other paid-in-capital". The Company has estimated a nominal annual effective tax rate for the entire year (refer to note 5) and accordingly has applied this effective tax rate to the stock-based compensation expense recognized for the three months ended March 31, 2006, resulting in a nominal income tax impact related to stock-based compensation expense.

  The pro-forma impact on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for the three months ended March 31, 2005 is as follows:

Three Months Ended March 31, 2005
Net loss, as reported	$(4,120)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(209)

Pro-forma net loss	$(4,329)

Loss per share
Basic — as reported	$(0.04)
Basic — pro-forma	$(0.04)

Diluted — as reported	$(0.04)
Diluted — pro-forma	$(0.04)

3.     ASSETS HELD FOR SALE

  (a)
  On November 3, 2005, the Company announced that one of its subsidiaries that owns approximately 157 acres of excess real estate in Palm Beach County, Florida had entered into an agreement to sell the real property to Toll Bros., Inc. (the "purchaser"), a Pennsylvania real estate development company for $51.0 million in cash. The proposed sale was subject to the completion of due diligence by the purchaser by April 3, 2006 and a closing by April 28, 2006. On April 3, 2006, the Company announced that the sale agreement was being terminated and, as such, the purchaser was not proceeding with the proposed sale as stipulated in the agreement. Upon termination of this agreement, a mortgage in favor of MID was registered against the property under the terms of the bridge loan. The Company is considering its options with respect to this property. As at March 31, 2006, the Company has determined that the plan of sale criteria under FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, are no longer met and accordingly, as at December 31, 2005, the property has been reclassified to reflect the carrying amount of the property in "real estate properties, net" rather than in "assets held for sale" on the accompanying unaudited consolidated balance sheets.

  (b)
  On November 9, 2005, the Company announced that it had entered into a share purchase agreement with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc. and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millennium-Oaktree"), providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc., each wholly-owned subsidiaries of the Company, through which the Company currently owns and operates The Meadows, a standardbred racetrack in Pennsylvania. Subject to the termination provisions in the share purchase agreement, the sale is scheduled to close following receipt of approval from the Pennsylvania Harness Racing Commission, receipt by The Meadows of a Conditional Category 1 slot license pursuant to the Pennsylvania Race Horse Development and Gaming Act, and satisfaction of certain other customary closing conditions. Under the terms of the share purchase agreement, Millennium-Oaktree will pay the Company $225.0 million and the Company will continue to manage the racing operations at The Meadows on behalf of Millennium-Oaktree pursuant to a minimum five-year racing services agreement. The purchase price is payable in cash at closing, subject to a holdback amount of $39.0 million, which will be released over time in accordance with the terms of the share purchase agreement.

  (c)
  The Company's assets held for sale and related liabilities as at March 31, 2006 and December 31, 2005 are shown below. All assets held for sale and related liabilities have been classified as current at March 31, 2006 and December 31, 2005 as the assets and related liabilities described in section (b) above are expected to be sold within one year from the balance sheet date.

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Restricted cash	$433	$443
Accounts receivable	172	450
Income taxes receivable	1,231	857
Prepaid expenses and other	964	969
Real estate properties, net	16,166	16,154
Fixed assets, net	1,600	1,576
Racing license	58,266	58,266
Other assets, net	200	200
Future tax assets	421	397

	$79,453	$79,312

LIABILITIES
Current liabilities:
Accounts payable	$1,213	$2,012
Accrued salaries and wages	206	44
Other accrued liabilities	748	623
Deferred revenue	21	312
Future tax liabilities	24,752	24,746

	$26,940	$27,737

  (d)
  In accordance with the terms of the senior secured revolving credit facility and the Company's bridge loan agreement with MID, the Company is required to use the net proceeds from the sale of The Meadows, as described in section (b) above, to fully pay down principal amounts outstanding under the bridge loan and to permanently pay down a portion of the principal amounts outstanding under the senior secured revolving credit facility up to $12.0 million.

4.     DISCONTINUED OPERATIONS

  (a)
  On August 16, 2005, the Company and Great Canadian Gaming Corporation ("GCGC") entered into a share purchase agreement under which GCGC acquired all of the outstanding shares of Ontario Racing, Inc. ("ORI"). Required regulatory approval for the sale transaction was obtained on October 17, 2005 and the Company completed the transaction on October 19, 2005. On closing, GCGC paid Cdn. $50.7 million and U.S. $23.6 million, in cash and assumed ORI's existing debt.

  (b)
  On August 18, 2005, three subsidiaries of the Company entered into a share purchase agreement with Colonial Downs, L.P. ("Colonial LP") pursuant to which Colonial LP purchased all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. ("MVRC"). MVRC was an indirect subsidiary of the Company that managed the operations of Colonial Downs, a thoroughbred and standardbred horse racetrack located in New Kent, Virginia, pursuant to a management agreement with Colonial LP, the owner of Colonial Downs. Required regulatory approval for the sale transaction was obtained on September 28, 2005 and the Company completed the transaction on September 30, 2005. On closing, the Company received cash consideration of $6.8 million, net of transaction costs, and a one-year interest-bearing note in the principal amount of $3.0 million, which is included in accounts receivable on the accompanying unaudited consolidated balance sheets.

  (c)
  The Company's results of operations and cash flows related to discontinued operations for the three months ended March 31, 2005 is as follows:

Three Months Ended March 31, 2005
Results of Operations
Revenues	$6,680
Costs and expenses	4,923

1,757
Depreciation and amortization	246
Interest expense, net	634

Income before income taxes	877
Income tax expense	314

Net income	$563

Cash Flows
Operating activities	$1,713
Investing activities	(210)
Financing activities	—
Effect of exchange rate changes on cash and cash equivalents	323

Net increase in cash and cash equivalents during the period from operations	1,826
Payments to MEC's continuing operations	(1,514)

Net increase in cash and cash equivalents during the period	312
Cash and cash equivalents, beginning of period	636

Cash and cash equivalents, end of period	$948

5.     INCOME TAXES

  In accordance with U.S. GAAP, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the entire year and accordingly has applied this effective tax rate to income (loss) from continuing operations before income taxes for the three months ended March 31, 2006 and 2005, resulting in an income tax benefit of $0.7 million for the three months ended March 31, 2006 and 2005, respectively. The income tax benefit for the three months ended March 31, 2006 and 2005 primarily represents losses benefited in certain U.S. operations that are not included in the Company's U.S. consolidated income tax return.

6.     BANK INDEBTEDNESS

  (a)
  The Company has a $50.0 million senior secured revolving credit facility, which expires on July 31, 2006. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company. At March 31, 2006, the Company had borrowings under the facility of $27.3 million (December 31, 2005 — $27.3 million) and had issued letters of credit totaling $21.9 million (December 31, 2005 — $21.7 million) under the credit facility, such that $0.8 million was unused and available.

    The loans under the facility bear interest at either the U.S. Base rate plus 3% or the London Interbank Offered Rate ("LIBOR") plus 4%. The weighted average interest rate on the loans outstanding under the credit facility as at March 31, 2006 was 9.0% (December 31, 2005 — 9.3%).

  (b)
  One of the Company's European subsidiaries has a bank term line of credit agreement of Euros 2.5 million (U.S. $3.0 million), bearing interest at the European Interbank Offered Rate ("EURIBOR") plus 0.75% per annum (March 31, 2006 — 3.4%). The term line of credit is due on July 31, 2006. A European subsidiary has provided two first mortgages on real estate as security for this facility. At March 31, 2006, the bank term line of credit is fully drawn.

7.     CAPITAL STOCK AND LONG-TERM INCENTIVE PLAN

  (a)
  Capital Stock

    Changes in the Class A Subordinate Voting Stock and Class B Stock for the three months ended March 31, 2006 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2005	48,895	$318,105	58,466	$394,094	107,361	$712,199
Issued under the Long-term Incentive Plan	100	680	—	—	100	680

Issued and outstanding at March 31, 2006	48,995	$318,785	58,466	$394,094	107,461	$712,879

  (b)
  Long-Term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan.

    During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which will award performance shares of Class A Subordinate Voting Stock under the Plan. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the Class A Subordinate Voting Stock on the date the program was approved by the Compensation Committee of the Board of Directors. These performance shares vested over a six or eight month period to December 31, 2005 and are to be distributed, subject to certain conditions, in two equal installments. The first distribution occurred prior to March 31, 2006 and the second distribution date is to occur on or about March 31, 2007. During the year ended December 31, 2005, 201,863 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share. At December 31, 2005, there were 199,471 performance share awards vested with an average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and no non-vested performance share awards. During the three months ended March 31, 2006, 73,443 of these vested performance share awards were issued with a stated value of $0.5 million. Accordingly, there are 126,028 vested performance shares remaining to be issued under this 2005 incentive compensation arrangement.

    For 2006, the Company continued the incentive compensation program as described in the preceding paragraph. The program is similar in all respects except that the 2006 performance shares will vest over a 12 month period to December 31, 2006 and will be distributed, subject to certain conditions on or about March 31, 2007. In the three months ended March 31, 2006, 159,788 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share, 39,947 performance share awards vested with an average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share and no performance share awards were forfeited. As at March 31, 2006, there were 119,841 non-vested performance share awards with an average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share. The compensation expense related to these performance shares was approximately $0.3 million for the three months ended March 31, 2006. As at March 31, 2006, the total unrecognized compensation expense related to these performance shares is $0.8 million, which is expected to be recognized into expense over the remaining period to December 31, 2006.

    In the three months ended March 31, 2006, 25,896 shares with a stated value of $0.2 million (for the three months ended March 31, 2005, 14,175 shares with a stated value of $0.1 million) were issued to Company directors in payment of services rendered.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

    Information with respect to shares under option at March 31, 2006 and 2005 is as follows (number of shares subject to option in the following tables are expressed in whole numbers and have not been rounded to the nearest thousand):

	Shares Subject to Option		Weighted Average Exercise Price
	2006	2005	2006	2005
Balance at January 1	4,827,500	4,500,500	$6.14	$6.18
Granted	—	490,000	—	6.40
Exercised	—	—	—	—
Forfeited and expired(i)	—	(145,000)	—	6.76

Balance at March 31	4,827,500	4,845,500	$6.14	$6.19

    (i)
    For the three months ended March 31, 2005, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations. No options that were forfeited for the three months ended March 31, 2005 were subsequently reissued.

	Options Outstanding		Options Exercisable
	2006	2005	2006	2005
Number	4,827,500	4,845,500	4,217,215	4,089,430
Weighted average exercise price	$6.14	$6.19	$6.08	$6.12
Weighted average remaining contractual life (years)	4.9	6.0	4.4	5.5

    At March 31, 2006, the 4,827,500 stock options outstanding had exercise prices ranging from $3.91 to $7.24 per share.

    During the three months ended March 31, 2006, no stock options were granted (for the three months March 31, 2005 — 490,000 options were granted with a weighted-average fair value of $3.00 per option). The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three Months Ended March 31,
	2006	2005
Risk free interest rates	N/A	4.0%
Dividend yields	N/A	—
Volatility factor of expected market price of
Class A Subordinate Voting Stock	N/A	0.551
Weighted average expected life (years)	N/A	4.00

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

    The compensation expense recognized related to stock options was approximately $0.8 million for the three months ended March 31, 2006 (for the three months ended March 31, 2005 — nil). As at March 31, 2006, the total unrecognized compensation expense related to stock options is $1.1 million, which is expected to be recognized into expense over a period of 3.8 years.

    For the three months ended March 31, 2006, the Company recognized total compensation expense of $1.1 million (for the three months ended March 31, 2005 — nil) relating to performance share awards, director compensation and stock options under the Plan.

  (c)
  Maximum Shares

    The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options, convertible subordinated notes and performance shares issued and outstanding as at March 31, 2006 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding	48,995
Class B Stock outstanding	58,466
Options to purchase Class A Subordinate Voting Stock	4,828
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824
Performance share awards of Class A Subordinate Voting Stock	286

142,675

8.     EARNINGS (LOSS) PER SHARE

  The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands, except per share amounts):

	Three months ended March 31,
	2006		2005
	Basic	Diluted	Basic and Diluted
Net income (loss) from continuing operations	$2,212	$2,212	$(4,683)
Net income from discontinued operations	—	—	563

Net income (loss)	2,212	2,212	(4,120)
Interest, net of related tax on convertible subordinated notes	—	4,616	—

	$2,212	$6,828	$(4,120)

Weighted average shares outstanding:
Class A Subordinate Voting Stock	48,910	79,795	48,881
Class B Stock	58,466	58,466	58,466

	107,376	138,261	107,347

Earnings (loss) per share:
Continuing operations	$0.02	$0.02	$(0.05)
Discontinued operations	—	—	0.01

Earnings (loss) per share	$0.02	$0.02	$(0.04)

  As a result of the net loss for the three months ended March 31, 2005, options to purchase 4,845,500 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

9.     TRANSACTIONS WITH RELATED PARTIES

  (a)
  The Company's indebtedness and long-term debt due to parent consists of the following:

	March 31, 2006	December 31, 2005
Bridge loan facility, including accrued interest and commitment fees payable of nil (December 31, 2005 — $0.6 million)(i)	$86,614	$72,060
Gulfstream Park project financing, including long-term accrued interest payable of $6.4 million (December 31, 2005 — $3.7 million)(ii)	116,139	93,646
Remington Park project financing, including long-term accrued interest payable of $1.0 million (December 31, 2005 — $0.3 million)(iii)	29,222	19,854

	$231,975	$185,560
Less: due within one year	(86,928)	(72,060)

	$145,047	$113,500

    (i)
    Bridge Loan Facility

    In July 2005, a subsidiary of the Company's parent company, MID, provided to the Company a non-revolving bridge loan facility of up to $100.0 million. The first tranche of $50.0 million was available to the Company as of the closing of the bridge loan, a second tranche of $25.0 million was made available to the Company on October 17, 2005 and a third tranche of $25.0 million was made available to the Company on February 10, 2006. The bridge loan terminates on August 31, 2006. An arrangement fee of $1.0 million was paid on closing, a second arrangement fee of $0.5 million was paid when the second tranche was made available to the Company and an additional arrangement fee of $0.5 million was paid when the third tranche was made available to the Company. There is a commitment fee of 1.0% per year on the undrawn portion of the $100.0 million maximum amount of the loan commitment, payable quarterly in arrears. At the Company's option, the loan bears interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base Rate, as announced from time to time, plus 5.5% and (b) 9.0% (with interest in each case payable monthly in arrears); or (2) fixed rate, with annual interest equal to the greater of: (a) LIBOR plus 6.5% and (b) 9.0%, subject to certain conditions. The overall weighted average interest rate on the advances under the bridge loan at March 31, 2006 was 11.2% (December 31, 2005 — 10.9%). The bridge loan may be repaid at any time, in whole or in part, without penalty. The bridge loan requires that the net proceeds of any equity offering by the Company be used to reduce outstanding indebtedness under the bridge loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the bridge loan or other specified indebtedness. The bridge loan is secured by substantially all of the assets of the Company and guaranteed by certain subsidiaries of the Company. The guarantees are secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream project financing as described in note 9(a)(ii) below), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, the Company has pledged the shares and licenses of certain subsidiaries (or provided negative pledges where a pledge is not available due to regulatory constraints or due to a prior pledge to an existing third party lender). As security for the loan, the Company has also assigned all inter-company loans made between the Company and its subsidiaries and all insurance proceeds to the lender, and taken out title insurance for all real property subject to registered security. The bridge loan is cross-defaulted to all other obligations of the Company and its subsidiaries to the lender and to the Company's other principal indebtedness. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200.0 million for the redevelopment of The Meadows.

    For the three months ended March 31, 2006, $15.0 million was advanced on this bridge loan, such that at March 31, 2006, $89.1 million was outstanding under the bridge loan. Net loan origination expenses of $2.5 million have been recorded as a reduction of the outstanding bridge loan balance. The bridge loan balance is being accreted to its face value over the term to maturity. In addition, during the three months ended March 31, 2006, $2.3 million of commitment fees and interest expense were incurred related to the bridge loan, of which a nominal amount was outstanding as at March 31, 2006.

    The Company and MID amended the bridge loan agreement to provide that (i) the Company place $13.0 million from the Flamboro Downs sale proceeds, and such additional amounts as necessary to ensure that future Gulfstream Park construction costs can be funded, into escrow with MID, (ii) MID waive its negative pledge over the Company's land in Ocala, Florida, (iii) Gulfstream Park enter into a definitive agreement with BE&K, Inc., for debt financing of $13.5 million to be used to pay for construction costs for the Gulfstream Park construction project, (iv) the Company will use commercially reasonable efforts to sell certain assets and use the proceeds of such sales to pay down the bridge loan, and (v) in the event that the Company did not enter into definitive agreements prior to December 1, 2005 to sell The Meadows or repay the full balance of the bridge loan by January 15, 2006, MID would be granted mortgages on certain additional properties owned by the Company. Upon the closing of the sale of The Meadows, the Company will also be required to put into escrow with MID, the amount required to pre-pay the loan from BE&K, Inc. On November 17, 2005, Gulfstream Park signed a loan agreement with BE&K, Inc., which to March 31, 2006 had not been drawn upon. On February 9, 2006, the bridge loan was further amended such that certain subsidiaries of the Company were added as guarantors of the bridge loan. The guarantees are secured by charges over the lands commonly known as San Luis Rey Downs in California, Dixon Downs in California, Palm Meadows Residential in Florida, the New York lands in New York and the Thistledown lands in Ohio, and by pledges of the shares of certain subsidiaries.

    As at March 31, 2006, the Company has placed $14.3 million into escrow with MID, which is included in accounts receivable on the consolidated balance sheets.

    In accordance with the terms of the senior secured revolving credit facility and the bridge loan agreement, the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both MID and the lender under the senior secured revolving credit facility agreed to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales.

    (ii)
    Gulfstream Park Project Financing

    In December 2004, certain of the Company's subsidiaries entered into a $115.0 million project financing arrangement with a subsidiary of MID for the reconstruction of facilities at Gulfstream Park. This project financing arrangement was amended on July 27, 2005 in connection with the Remington Park loan as described in note 9(a)(iii) below. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project, which was February 1, 2006. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions. The loan is guaranteed by the Company's subsidiaries that own and operate The Meadows, Remington Park and the Palm Meadows training center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park, Palm Meadows and The Meadows and over all other assets of Gulfstream Park, Remington Park, Palm Meadows and The Meadows, excluding licenses and permits. For the three months ended March 31, 2006, $19.7 million was advanced and $2.7 million of interest was accrued on this loan, such that at March 31, 2006, $119.5 million was outstanding under the Gulfstream Park loan, including $6.4 million of accrued interest. Net loan origination expenses of $3.4 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

    (iii)
    Remington Park Project Financing

    In July 2005, the Company's subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with a subsidiary of MID for the build-out of the casino facility at Remington Park. Advances under the loan are made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan is secured by all assets of Remington Park, excluding licenses and permits. The loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows training center and contains cross-guarantee, cross-default and cross-collateralization provisions. For the three months ended March 31, 2006, $8.6 million was advanced and $0.7 million of interest was accrued on this loan, such that at March 31, 2006, $30.3 million was outstanding under the Remington Park loan, including $1.0 million of accrued interest. Net loan origination expenses of $1.1 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

  (b)
  On February 20, 2006, a subsidiary of the Company extended its option agreement with MID to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan to April 3, 2006, which was further extended on April 3, 2006 to June 2, 2006. If the Company is unable to renew this option arrangement with MID upon its expiry, then the Company may incur a write-down of the costs that have been incurred with respect to entitlements on this property and in pursuit of a racing license. At March 31, 2006, the Company has incurred approximately $2.9 million of costs related to this property and in pursuit of the license.

  (c)
  On March 31, 2006, the Company sold a non-core real estate property located in the United States to Magna International Inc. for total proceeds of $5.6 million, net of transaction costs. The gain on sale of the property of approximately $2.9 million, net of tax, is reported as a contribution of equity. In accordance with the terms of the senior secured revolving credit facility, the Company is required to use the net proceeds from this transaction to repay principal amounts outstanding under this credit facility.

10.   COMMITMENTS AND CONTINGENCIES

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  The Company has letters of credit issued with various financial institutions of $2.4 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company. The Company also has letters of credit issued under its senior secured revolving credit facility of $21.9 million.

  (d)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. At March 31, 2006, these indemnities amounted to $5.0 million with expiration dates through 2007.

  (e)
  Contractual commitments outstanding at March 31, 2006, which related to construction and development projects, amounted to approximately $13.4 million.

  (f)
  The Maryland Jockey Club was a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement was in effect since June 9, 2004 and expired on April 30, 2005, however both parties continued to informally operate under its terms until a new agreement could be finalized.

    The Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agreed to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agreed to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

    On March 28, 2006, The Maryland Jockey Club entered into a Memorandum of Understanding, with an effective date of April 9, 2006 (the "Cross-Breed Agreement") with Cloverleaf. Under the Cross-Breed Agreement, the parties agree to conduct cross-breed simulcasting at The Maryland Jockey Club locations and at Rosecroft Raceway, to operate the existing off-track betting facilities, to develop new off-track betting facilities within the state of Maryland and allocate any future legislative authorized purse subsidies.

  (g)
  In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc. ("Forest City") and various affiliates of the Company, anticipating the ownership and development of a portion of the Gulfstream Park racetrack property. Forest City has paid $2.0 million to the Company in consideration for its right to work exclusively with the Company on this project. This deposit has been included in other accrued liabilities on the Company's unaudited consolidated balance sheets. In May 2005, a Limited Liability Company Agreement was entered into with Forest City concerning the planned development of "The Village at Gulfstream Park™". The Limited Liability Company Agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial uses on a portion of the Gulfstream Park property. Under the Limited Liability Company Agreement, Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. The $2.0 million deposit received to date from Forest City shall constitute the final $2.0 million of the initial capital contribution. The Company is obligated to contribute 50% of any and all equity amounts in excess of $15.0 million as and when needed, however, to March 31, 2006, the Company has not made any such contributions. In the event the development does not proceed, the Company may have an obligation to fund a portion of those pre-development costs incurred to that point in time. As at March 31, 2006, approximately $9.2 million of costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded entirely by Forest City. The Limited Liability Company Agreement further contemplates additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement to be executed in due course and upon satisfaction of certain conditions.

  (h)
  In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliates Holdings and certain affiliates of the Company to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, the Company agreed to fund 50% of approved pre-development costs in accordance with a preliminary business plan for each of these projects, with the goal of entering into Operating Agreements by May 31, 2005, which has been extended by mutual agreement of the parties on several occasions and has been extended to May 15, 2006. To date, the Company has expended approximately $3.3 million on this initiative, of which $1.5 million was paid during the three months ended March 31, 2006. These amounts have been recorded as fixed assets on the Company's unaudited consolidated balance sheets. The Company is continuing to explore these developmental opportunities, but to March 31, 2006 has not entered into definitive Operating Agreements on either of these potential developments. Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs, however to March 31, 2006, the Company has not made any such payments.

  (i)
  On August 22, 2003, the Company completed the acquisition of a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.3 million. The Company has an option (the "First Option") to acquire an additional 30% equity interest in AmTote, exercisable at any time during the three year period commencing after the date of acquisition. If the Company exercises the First Option, it has a second option to acquire the remaining 40% equity interest in AmTote, exercisable at any time during the three year period commencing after the date of exercise of the First Option. Also, the shareholders of AmTote have the right to sell to the Company their remaining equity interest during the 120 day period following the exercise of the First Option. AmTote is a provider of totalisator services to the pari-mutuel industry and has service contracts with over 70 North American racetracks and other wagering entities. The Company's 30% share of the results of operations of AmTote is accounted for under the equity method.

11.   SEGMENT INFORMATION

  Operating Segments

  The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing and gaming operations and real estate and other operations. The racing and gaming segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows training center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park's racing and gaming operations and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows and the Oregon OTB network and the North American production facility for StreuFex™; (6) European operations include Magna Racino™, MagnaBet™, RaceONTV™ and the European production facility for StreuFex™; and (7) Technology operations include XpressBet®, HorseRacing TV™ and a 30% equity investment in AmTote. The Corporate and other segment includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment includes the operation of two golf courses and related facilities and other real estate holdings including residential housing developments adjacent to the Company's golf courses.

  The Company, including its President and Chief Executive Officer, uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

  The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2005.

  The following summary presents key information about reported segments for the three months ended March 31, 2006 and 2005:

	Three Months Ended March 31,
	2006	2005
		(restated — note 4)
Revenues
California operations	$118,774	$107,550
Florida operations	67,670	62,005
Maryland operations	28,038	24,804
Southern U.S. operations	29,902	15,560
Northern U.S. operations	21,947	21,128
European operations	3,215	2,077
Technology operations	11,704	11,450

	281,250	244,574
Corporate and other	48	64
Eliminations	(5,247)	(4,856)

Total racing and gaming operations	276,051	239,782

Golf and other	5,419	5,900

Total real estate and other operations	5,419	5,900

Total revenues	$281,470	$245,682

	Three Months Ended March 31,
	2006	2005
		(restated — note 4)
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations	$20,104	$16,010
Florida operations	13,518	9,850
Maryland operations	10	(416)
Southern U.S. operations	2,172	(578)
Northern U.S. operations	64	(617)
European operations	(2,858)	(4,138)
Technology operations	608	(14)

	33,618	20,097
Corporate and other	(7,292)	(6,581)
Predevelopment, pre-opening and other costs	(1,434)	(4,219)

Total racing and gaming operations	24,892	9,297

Golf and other	1,376	2,514

Total real estate and other operations	1,376	2,514

Total EBITDA	$26,268	$11,811

	March 31, 2006	December 31, 2005
Total Assets
California operations	$316,942	$295,066
Florida operations	344,317	303,069
Maryland operations	175,972	178,022
Southern U.S. operations	149,547	140,786
Northern U.S. operations	40,069	40,307
European operations	131,495	132,921
Technology operations	19,717	17,298

	1,178,059	1,107,469
Corporate and other	121,620	115,038

Total racing and gaming operations	1,299,679	1,222,507

Non-Core Real Estate	—	2,500
Golf and other	111,424	109,926

Total real estate and other operations	111,424	112,426

Total assets from continuing operations	1,411,103	1,334,933
Total assets held for sale	79,453	79,312

Total assets	$1,490,556	$1,414,245

  Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended March 31, 2006
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA	$24,892	$1,376	$26,268
Interest expense, net	13,581	490	14,071
Depreciation and amortization	9,905	745	10,650

Income before income taxes	$1,406	$141	1,547
Income tax benefit			(665)

Net income			$2,212

	Three Months Ended March 31, 2005
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$9,297	$2,514	$11,811
Interest expense, net	7,426	25	7,451
Depreciation and amortization	8,912	794	9,706

Income (loss) from continuing operations before income taxes	$(7,041)	$1,695	(5,346)
Income tax benefit			(663)

Net loss from continuing operations			(4,683)
Net income from discontinued operations			563

Net loss			$(4,120)

12.   SUBSEQUENT EVENTS

  (a)
  Effective as of April 13, 2006, the Company has entered into agreements to sell a restaurant and related real estate located in the United States. Under the terms of the agreements, the Company will receive approximately $1.7 million at closing, subject to a working capital adjustment and other customary closing conditions. This transaction will result in a gain of approximately $1.4 million and is expected to be completed on May 26, 2006. In accordance with the terms of the senior secured revolving credit facility, the Company is required to use the net proceeds from this transaction to repay principal amounts outstanding under this credit facility.

  (b)
  On April 7, 2006, the Company announced that it had reached a definitive agreement with Churchill Downs Incorporated ("CDI") and Racing UK to partner in a subscription television channel called "Racing World" that will broadcast races from the Company's and CDI's racetracks, as well as other North American and international racetracks, into the United Kingdom and Ireland. Racing World, which launched on March 8, 2006, will offer exclusive distribution of MEC and CDI racing content. As part of the agreement, MEC, CDI and Racing UK will take ownership positions in Racing World with MEC and CDI contributing their respective in-home video and wagering rights in the United Kingdom and Ireland and Racing UK will manage the day-to-day channel operations.

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  EXHIBIT 99.1
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED BALANCE SHEETS